Exhibit 10.10

AMENDMENTS TO THE
SCANA CORPORATION KEY EXECUTIVE SEVERANCE BENEFITS PLAN

Pursuant to the authority granted to the officers of SCANA Corporation by a Resolution of the Board of Directors of SCANA Corporation adopted on November 1, 2006, the following amendments shall be included in the working copy of the SCANA Corporation Key Executive Severance Benefits Plan (the “Plan”) as follows effective November 1, 2006 (with new language bolded and underlined, deletions struck-through):

1.	Section 4.3 is amended to read as follows:

4.3 Gross-Up Payments. In addition to the benefits described in Section 4.2 payable to each Participant or his Beneficiary (referred to as each Participant’s “KESBP Benefit”), upon a Change in Control~~, the Corporation shall pay to the Participant an amount (the “Gross-Up Payment”) such that the net amount retained by each Participant after deduction of any excise tax imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed) on the KESBP Benefit, the Participant’s benefit under~~ in connection with which the Committee determines that a payment or distribution by the Corporation to or for the benefit of a Participant

(a)	Paid or payable pursuant to the terms of this Plan; or

(b) Paid or payable pursuant to the terms of the Performance Share Award portion of the SCANA Corporation Long-Term Equity Compensation Plan (or any predecessor plan thereto); or  ~~payable in connection with the Change in Control (the “Performance Share Benefit”), and the Gross-Up Payment (the “Excise Tax”) and any federal, state, and local income tax and Excise Tax upon the Participant’s KESBP Benefit, the Performance Share Benefit, and the Gross-Up Payment provided for by this Section 4.3 shall be equal to the sum of (i) the value of the KESBP Benefit otherwise payable hereunder and (ii) the value of the Performance Share Benefits paid to the Participant under the Long-Term Equity Compensation Plan (or any predecessor plan thereto) on account of the change in control provisions of that plan (or its predecessor).~~

(c) Paid or payable under any other compensation plan or arrangement

(“Gross-Up Eligible Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (or any other similar tax that may hereafter be imposed) on such benefits (the “Excise Tax”), the Corporation shall pay to the Participant an additional payment (the “Excise Tax Gross-Up Payment”) to compensate such Participant for any Excise Tax due and owing by the Participant with respect to the Gross-Up Eligible Payments. The Excise Tax Gross-Up Payment shall equal (i) the amount of such Excise Taxes on Gross-Up Eligible Payments plus (ii) a payment to compensate such Participant for the federal (and to the degree applicable, state and local) income taxes, federal Medicare taxes and additional Excise Taxes attributable to the amount of such additional payment, calculated in accordance with Section 4.4. The amount of the Excise Tax Gross-Up Payment payable by the Corporation with respect to the amounts described in Section 4.3(c) shall be offset by any gross-up payment made by the Corporation with respect to the amounts referred to in Section 4.3(c) pursuant to the provisions of any other plan or arrangement. For all purposes of this Section 4.3, 4.4, and 4.6, the calculations and determinations made shall be made periodically prior to a Change in Control and only by the Committee as constituted from time to time prior to a Change in Control. On and after a Change in Control, the Committee shall have no power or authority to modify the calculations previously made prior to the Change in Control.

2.	Section 4.4 is amended to read as follows:

4.4 Tax Computation. For purposes of determining whether a payment or distribution is a Gross-Up Eligible Payment and the amount of the Excise Tax and the Excise Tax Gross-Up Payment referred to in Section 4.3, the Committee shall act reasonably and apply a ~~whether any of a Participant’s KESBP Benefit or Performance Share Benefit (as defined in Section 4.3) will be subject to the Excise Tax, and the amounts of such Excise Tax: (i) there shall be taken into account all other payments or benefits received or to be received by a Participant in connection with a Change in Control of the Corporation (whether pursuant to the terms of this Plan or any other plan, arrangement, or agreement with the Corporation, any person whose actions result in a Change in Control of the Corporation or any person affiliated with the Corporation or such person); and (ii) the amount of any Gross-Up Payment payable with respect to any Participant (or his Beneficiary) by reason of such payment shall be determined in accordance with a~~ customary “gross-up formula,” as determined by the Committee in its sole discretion.

3.	Section 4.6 is amended to read as follows:

4.6 No Subsequent Recalculation of Plan Liability. The Excise Tax Gross-Up Payments described in Sections 4.3 and 4.4 are intended and hereby deemed to be a reasonably accurate calculation of each Participant’s actual income tax and Excise Tax liability under the circumstances (or such tax liability of his Beneficiary), the payment of which is to be made by the Corporation or any “rabbi trust” established by the Corporation for such purposes. All such calculations of tax liability shall not be subject to subsequent recalculation or adjustment in either an underpayment or overpayment context with respect to the actual tax liability of the Participant (or his Beneficiary) ultimately determined as owed.

IN WITNESS WHEREOF, the Company has caused this SCANA Corporation Key Executive Severance Benefits Plan to be amended by its duly authorized officer to be effective as of November 1, 2006.

SCANA Corporation

By: /s/William B. Timmerman
    William B. Timmerman

Title: Chairman, President and Chief Executive Officer

ATTEST:

/s/Lynn M. Williams
Secretary